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                                                                    EXHIBIT 10.2


                          GENERAL ASSIGNMENT, NOVATION
                            AND ASSUMPTION AGREEMENT

         This General Assignment, Novation and Assumption Agreement (this "Agreement") is entered into on August 20, 2003 between Prison Health Services, Inc. ("PHS") and Health Cost Solutions, Inc. ("HCS"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Article IV hereof.

                                    RECITALS

         WHEREAS, PHS transfers or will transfer to HCS effective as of the Separation Date the Kansas Prison Services Contract.

         WHEREAS, it is further intended between the parties that HCS assume certain liabilities related to the Kansas Prison Services Contract as administered by PHS as provided in this Agreement, or other agreements and instruments in connection with this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                    ARTICLE I
                           CONTRIBUTION AND ASSUMPTION

         Section 1.1 Assignment, Transfer of Assets and Assumption of
Liabilities.

         (a) Transfer of Kansas Prison Services Contract. Effective on the Separation Date, PHS hereby assigns, transfers, conveys, novates and delivers to HCS, all of PHS' right, title and interest in and to the Kansas Prison Services Contract and the PHS Assets, as hereafter defined. In consideration of PHS paying to HCS $6.5 million dollars, payable in equal monthly installments of $309,523.80 on the last day of each month (in arrears), commencing on October 31, 2003 and continuing through June 30, 2005 (subject to offset as indicated below), effective on the Separation Date, HCS hereby accepts said assignment and assumes all responsibility for and in connection with the Kansas Prison Services Contract. Should PHS be more than thirty (30) days late with any monthly payment due to HCS, then PHS will pay HCS one and one half percent (1.5%) interest compounded monthly on such overdue payment until the date such payment is made. The parties agree to work cooperatively with each other during the transition period prior to the Separation Date.

         (b) Assumption of Liabilities. Effective on the Separation Date, HCS hereby assumes and agrees faithfully to perform and fulfill all the PHS obligations and liabilities associated with the Kansas Prison Services Contract. After the Separation Date, HCS shall be responsible for all PHS Assumed Liabilities, including by operation of Kansas law, the mandatory Kansas Fund for physician's insurance whereby HCS shall be responsible for unknown prior claims. HCS shall offer employment to the employees of PHS located in Kansas and assigned to the Kansas Prison Services Contract as of the Separation Date, to the extent necessary to have PHS relieved from the application of the Federal "WARN" Act at termination of such employees.

         (c) Misallocated Assets. In the event that at any time (whether prior to, on or after the Separation Date), a party hereto shall receive or otherwise possess any property that is allocated to another party pursuant to this Agreement or any ancillary agreement, such party shall promptly transfer, or cause to be transferred, such property to the party so entitled thereto. Prior to any such transfer, the party receiving or possessing such property shall hold such property in trust for any such other party. In addition, HCS shall forward all mail received for PHS to PHS' Tennessee Corporate Office in Brentwood after the Separation Date.

         Section 1.2 PHS Assets.

         (a) Included Assets. For purposes of this Agreement, "PHS Assets" shall mean (without duplication) the following Assets, except as otherwise provided for in any other ancillary agreement or other express agreement of the parties:

                  (i) The lease of the office space at 534 Kansas Avenue, Suite 800, Topeka, Kansas and any amendment thereto. The lease deposit of $5,954.63, shall be deducted from the second month's payment from PHS to HCS after the Separation Date;

                  (ii) All fixed assets located at said Kansas Avenue location and any prison site (except for personal property owned by individual employees) listed on the fixed asset schedule attached hereto as
         Schedule 1.2(a)(ii). The book value of such fixed assets, determined as of the Separation Date, shall be deducted in equal installments between the Separation Date and June 2005;

                  (iii) All PHS pharmaceutical inventory located at any of the Kansas prison sites. Such amount, determined as of the Separation Date, shall be deducted, from the second month's payment from PHS to HCS after the Separation Date;

                  (iv) All PHS medical and surgical supplies located at any of the Kansas prison sites. The value of such medical and surgical supplies, determined as of the Separation Date, shall be deducted, from the second month's payment from PHS to HCS after the Separation Date; and

                  (v) All records related to operation of the sites, except as are proprietary PHS manuals, employment files or policies (all policies and medical records related to any medical malpractice litigation arising after the Separation Date shall be made available to PHS as needed to defend medical malpractice actions relating to periods after the Separation Date); and

         (b) Excluded Assets. For the purposes of this Agreement, "Excluded Assets" which will not be transferred to or assumed by HCS shall mean:

                  (i) the assets listed or described on Schedule 1.2(b)(i); and


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                  (ii) the Retained Receivables.



         (c) Documents Relating to Other Transfers of Assets and Assumption of Liabilities. In furtherance of the assignment, transfer and conveyance of PHS Assets and the assumption of PHS Liabilities set forth in Sections 1.1, 1.2 and 1.5, simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) PHS shall execute and deliver such bills of sale, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of PHS' right, title and interest in and to the PHS Assets to HCS; and; (ii) PHS shall execute and deliver to HCS such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the PHS Liabilities by HCS.

         Section 1.3 Governmental Approval. The binding effect of this Agreement is contingent upon execution, prior to the Separation Date, of a document by the State of Kansas Department of Corrections acceptable to PHS. If, prior to the Separation Date, said Department refuses to execute such document, then PHS may notify HCS of the termination of this Agreement.

         Section 1.4 Costs and Expenses. Notwithstanding anything herein to the contrary, any costs and expenses incurred by the parties hereto to effect the transactions contemplated hereby which are not allocated pursuant to the terms of this Agreement shall be the responsibility of the party which incurs such costs and expenses.

         Section 1.5 Novation of Assumed PHS Liabilities.

         (a) Reasonable Commercial Efforts. Each of PHS and HCS, at the request of the other, shall use its reasonable commercial efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to novate and assign all rights and obligations under the Kansas Prison Services Contract, the Assets or the PHS Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any such case, HCS will be solely responsible for such obligations after the Separation Date.

         (b) Indemnification. PHS agrees to assume and indemnify HCS for any and all liabilities [except as otherwise indicated at 1.1(b)] associated with the Kansas Prison Service Contract and relating to periods prior to the Separation Date relating to actions of PHS under the Kansas Prison Services Contract. HCS agrees to assume and indemnify PHS for any and all liabilities, associated with the Kansas Prison Service Contract and related to periods after the Separation Date relating to actions or performance of HCS under the Kansas Prison Services Contract. Each indemnified party will forward any such claim or suit to the other party and such party will defend, indemnify and hold the indemnified party harmless from any and all liability



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

for such claim or suit. Each party agrees to make their local personnel reasonably available to the other at no cost for assistance in defense of any action in Kansas.

                                   ARTICLE II
                                   LIABILITIES

         Section 2.1 Allocation.

         (a) Straddle Patients. As to straddle charges, claims or liabilities crossing the Separation Date, each party shall be responsible for the time period for which it is responsible for the Kansas Prison Services Contract. For example, a patient may be in the hospital for a period starting September 15 and ending October 15, 2003. For all charges incurred prior to October 1, 2003, PHS shall be responsible for such charges and costs. For periods after October 1, 2003, HCS shall be responsible for such charges and costs.

         (b) Litigation to be Defended by HCS. For all lawsuits that allege wrongful Actions that have continued from periods prior to the Separation Date and continued to periods after the Separation Date, the parties agree, as ethically possible, to assume a joint defense as to allegations of such lawsuits.

         Section 2.2 Cooperation. HCS and PHS shall cooperate with each other in the defense of any litigation covered under this Article II and afford to each other reasonable access upon reasonable advance notice to witnesses and information (other than information protected from disclosure by applicable privileges) that is reasonably required to defend this litigation. The foregoing agreement to cooperate includes, but is not limited to, an obligation to provide access to qualified assistance to provide information, witnesses and documents to respond to discovery requests in specific lawsuits. In such cases, cooperation shall be timely so that the party responding to discovery may meet all court-imposed deadlines.

                                   ARTICLE III
                                  MISCELLANEOUS

         Section 3.1 Entire Agreement. This Agreement, any assignments of said lease on Kansas Avenue, any bills of sale and any other ancillary agreements and the Exhibits and Schedules referenced or attached hereto and thereto constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         Section 3.2 Governing Law. This Agreement shall be construed in accordance with and all disputes hereunder shall be governed by the laws of the State of Tennessee, excluding its conflict of law rules. The Chancery Court of Davidson County shall have jurisdiction and venue over all disputes between the parties that are permitted to be brought in a court of law pursuant to this Agreement.



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         Section 3.3 Notices. Notices, offers, requests or other communications required or permitted to be given by either party pursuant to the terms of this Agreement shall be given in writing to the respective parties to the following addresses:

                     if to PHS:

                     Prison Health Services, Inc.
                     105 West Park Drive, Suite 200
                     Brentwood, Tennessee 37027
                     Attention: President, with a copy to Chief Legal Officer
                     Fax: (615) 376-1160


                     if to HCS:

                     Health Cost Solutions, Inc.
                     3343 Perimeter Hill Drive, Suite 200
                     Nashville, Tennessee 37211
                     Attention: President
                     Fax: (615) 831-5131

or to such other address as the party to whom notice is given may have previously furnished to the other in writing as provided herein. Any notice involving non-performance, termination, or renewal shall be sent by hand delivery, recognized overnight courier or, within the United States, may also be sent via certified mail, return receipt requested. All other notices may also be sent by fax, confirmed by first class mail. All notices shall be deemed to have been given and received on the earlier of actual delivery or three (3) days from the date of postmark.

         Section 3.4 Parties in Interest. This Agreement, including any exhibits and schedules hereto, and the other documents referred to herein, shall be binding upon and inure solely to the benefit of each party hereto and their legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 3.5 Counterparts. This Agreement, including the Exhibits and Schedules hereto, and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 3.6 Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, affiliates and successors. This Agreement may not be assigned by any party hereto, without the other party's express written consent.

         Section 3.7 Severability. If any term or other provision of this Agreement or the Exhibits or Schedules attached hereto is determined by a nonappealable decision by a court,



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administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         Section 3.8 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

         Section 3.9 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to such Agreement.

         Section 3.10 Authority. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement; and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         Section 3.11 Interpretation. The headings contained in this Agreement and in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement.

         Section 3.12 Conflicting Agreements. In the event of conflict between this Agreement and any other ancillary agreement or other agreement executed in connection herewith, the provisions of this Agreement shall prevail.

                                   ARTICLE IV
                                   DEFINITIONS

         Section 4.1 PHS. "PHS" means Prison Health Services, Inc., each Subsidiary and Affiliated Company of PHS, and the employees, officers and directors of the foregoing.


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         Section 4.2 HCS. "HCS" shall mean Health Cost Solutions, Inc., each
Subsidiary and Affiliated Company of HCS, and the employees, officers and directors of the foregoing.

         Section 4.3 Action. "Action" means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international governmental authority or any arbitration or mediation tribunal.

         Section 4.4 Affiliated Company. "Affiliated Company" of any Person means a Person that controls, is controlled by, or is under common control with such Person and in the case of PHS shall include PHS of Kansas, PC, its shareholder, officers and director. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

         Section 4.5 Assets. "Assets" means assets, properties and rights as set forth in Section 1.2used in the operation of the Kansas Prison Service Contract.

         Section 4.6. Kansas Prison Services Contract. "Kansas Prison Services Contract" means that contract entered into by and between PHS and the Kansas Department of Corrections on or about February 23, 1999, the ancillary documents referenced therein, in response to RFP #33518 and as subsequently amended.

         Section 4.7 PHS Assumed Liabilities. "PHS Assumed Liabilities" means the obligations under the Kansas Prison Services Contract or relating to operation of the Kansas Prison Service Contract or Kansas law and the lease referenced in Section 1.2(a)(i) arising after the Separation Date and relating to periods after the Separation Date.

         Section 4.8 Retained Receivables. "Retained Receivables" means all accounts receivable and other rights to payment for goods or services sold, leased or otherwise provided in the conduct of the Kansas Prison Services Contract that, as of the Separation Date, are payable by a third Person to PHS, whether past due, due or to become due, including any interest, sales or use taxes, finance charges, late or returned check charges and other obligations of the account debtor with respect thereto, and any proceeds of any of the foregoing.

         Section 4.9 Separation Date. "Separation Date" means the effective date and time of each transfer of property, assumption of liability, license, undertaking, or agreement in connection with the separation, which shall be 12:01 a.m., Central Time, October 1, 2003, or such other date as agreed to in writing by the parties.

         Section 4.10 Subsidiary. "Subsidiary" of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interest having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or



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more of its Subsidiaries, or by such Person and one or more of its Subsidiaries;
provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

         IN WITNESS WHEREOF, each of the parties has caused this General Assignment, Novation and Assumption Agreement to be executed on its behalf by its officer thereunto duly authorized on the day and year first above written.

Prison Health Services, Inc.                 Health Cost Solutions, Inc.


By:   /s/ TREY HARTMAN                       By:  /s/ JERRY BOYLE
    -------------------------------              -------------------------------

Name:     Trey Hartman                      Name:     Jerry Boyle
      -----------------------------                -----------------------------

Title:    Group Vice President               Title:   CEO
       ----------------------------                 ----------------------------

















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